       10.04.001





              Agreement: INVE0001
                         an Automatic Annuity
                         Reinsurance Agreement





                Between: Investors Insurance Corporation
                         of Delaware
                         with administrative offices
                         in Jacksonville, Florida





                    And: Republic-Vanguard Life
                         Insurance Company
                         of Dallas, Texas


































       10.04.002

TABLE OF CONTENTS

A.      REINSURANCE COVERAGE                                              2

B.      PLACING AND MAINTAINING REINSURANCE IN EFFECT                     4

C.      PAYMENTS BY REINSURED                                             4

D.      PAYMENTS BY REINSURER                                             4

E.      TERMS OF REINSURANCE                                              5

F.      UNUSUAL EXPENSES AND ADJUSTMENTS                                  5

G.      POLICY CHANGES                                                    6

H.      ERRORS                                                            6

I.      AUDIT OF RECORDS AND PROCEDURES                                   7

J.      ARBITRATION                                                       7

K.      SPECIAL PROVISIONS                                                7

L.      INSOLVENCY                                                        8

M.      PARTIES TO AGREEMENT                                              8

N.      EFFECTIVE DATE                                                    9

o.      AGREEMENT                                                         9

P.      PAYMENTS UPON TERMINATION OF REINSURANCE                          9

Q.      DURATION OF AGREEMENT                                             9

R.      SEVERALTY OF PROVISIONS                                           9

S.      EXECUTION                                                        10

T.      SCHEDULES                                                        11

I.      SCHEDULE I                                                       11

II.     SCHEDULE II                                                      12

III.    SCHEDULE III                                                     13

IV.     SCHEDULE IV                                                      15









       10.04.003
                             REINSURANCE AGREEMENT

                                    Between
                        INVESTORS INSURANCE CORPORATION
                                      of
                                   Delaware
                    hereinafter referred to as "INVESTORS",

                                      and
                   REPUBLIC-VANGUARD LIFE INSURANCE COMPANY
                                      of
                                 Dallas, Texas
                       hereinafter referred to as "RVL"



A.   REINSURANCE COVERAGE

l. The Annuity policies issued or accepted as reinsurance by INVESTORS as described in Schedule I shall be reinsured with RVL on a coinsurance basis in the percentage described in Schedule II.

2. The reinsurance provided under this Agreement shall cover the portion of the risk under the policies as specified in Schedule II.

3. The liability or RVL shall begin simultaneously with that of INVESTORS but not prior to the effective date of this Agreement. Reinsurance with respect to any policy shall not be in force unless issuance and delivery of the policy constituted the doing of business in a jurisdiction in which INVESTORS was properly licensed.

4.   Reinsurance hereunder shall follow the forms of the original company.

5. A condition precedent for this Agreement to take effect is that INVESTORS and RVL must each not be in receivership, suspension or liquidation by any insurance department. INVESTORS represents and warrants to RVL that INVESTORS is a corporation organized and existing under the corporation and insurance laws of the state of domicile, as specified in the heading paragraph of this Agreement and is in good standing under these laws. RVL represents and warrants to INVESTORS that RVL is a corporation organized and existing under the corporation and insurance laws of the State of Texas and is in good standing under these laws. RVL further represents and warrants that it is duly licensed, admitted or authorized as an insurer and/or reinsurer under the laws of the state of domicile or INVESTORS.

6. The reinsurance under this Agreement with respect to any policy shall be maintained in force without reduction so long as and to the extent that the liability of INVESTORS under such policy reinsured hereunder remains in force without reduction, unless reinsurance is terminated or reduced as provided herein.

7. INVESTORS shall notify RVL immediately, in writing, of any and all investigations of INVESTORS or its principal officers or shareholders conducted by a federal, state or local governmental or regulatory agency, other than routine examinations by one or more state insurance departments.

       10.04.004
B.   PLACING AND MAINTAINING REINSURANCE IN EFFECT

l. To effect reinsurance with respect to policies in force on the effective date of this Agreement, INVESTORS shall pay to RVL on the date of the execution of this Agreement all initial net reinsurance premium as described in Section C, paragraph 1.

2. To effect reinsurance on new policies and maintain reinsurance in effect, INVESTORS shall pay to RVL when received a net reinsurance premium equal to the excess of the gross reinsurance premiums described in Section C, paragraph 2, over the policy expense allowances referenced in Section D, paragraph 2.

3.   Setoff

     Any debits or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either INVESTORS or RVL with respect to this Agreement (to the extent that netting of balances under a single treaty may be construed by third parties to constitute setoff) are deemed mutual debts or credits, as the case may be, and shall be set off dollar for dollar, and only the balance shall be allowed or paid, regardless of the solvency of either party.

C.   PAYMENTS BY REINSURED

l. The initial net reinsurance premium payable pursuant to Section B shall be the Premiums less the sum of all Coinsurance Allowances and Benefits Paid on the inforce business to be reinsured adjusted for interest to the date of payment at a mutually agreeable rate of interest.

2. INVESTORS shall pay RVL its share of first-year and renewal gross premiums under this agreement.

D.   PAYMENTS BY REINSURER

1.   Benefits

     RVL shall pay to INVESTORS RVL's share of the gross amounts of all benefits paid by INVESTORS with respect to the portions of the policies reinsured hereunder (including but not limited to death benefits, annuity benefit payments, lump sum cash surrenders, nursing home benefits, any Accidental Death Benefits and any Waiver of Premium Benefits), and RVL shall participate in all surrender and annuity option benefits.

2.   Policy Expense Allowances

     RVL shall pay INVESTORS the full amount of the Policy Expense Allowances (including an implicit Premium Tax Reimbursement) as defined in Schedule IV.

3.   State Premium Taxes

     State premium taxes shall not be separately reimbursed under this Agreement.



       10.04.005
4.   Experience Refund

     RVL shall not pay INVESTORS an experience refund under this Agreement.

5.   Policy Loans

     RVL shall participate in any policy loans made to policyholders with respect to the portion of the policies reinsured hereunder.

E.   TERMS OF REINSURANCE

1.   Expenses

     RVL shall bear no part of the expenses incurred in connection with the policies reinsured hereunder, except as otherwise provided herein.



2.   Amounts Due REINSURER or REINSURED

     (a) Except as otherwise specifically provided herein, all amounts due to be paid to either RVL or INVESTORS shall be determined on a net basis. If such amounts cannot be determined at such date on an exact basis, such payments may be paid on an estimated basis and any final adjustments are to be made with interest within 10 days after the end of the month.

     (b) Subject to any limitations imposed by applicable statutes or regulation, any payment which either INVESTORS or RVL shall be obligated to pay the other may be paid net of any amount which is then due and unpaid under this Agreement.

3.   Accounting Period

     The accounting period for this Agreement shall be a calendar month. INVESTORS and RVL shall each reconcile the reinsurance transactions hereunder as prescribed in Schedule III at the end of each calendar month.

4.   Reports

     Periodic Reports as prescribed in Schedule III shall be provided by INVESTORS to RVL within ten (10) days of the end of each calendar month.

F.   UNUSUAL EXPENSES AND ADJUSTMENTS

l. Any unusual expenses incurred by INVESTORS in defending or investigating a claim for policy liability or rescinding a policy reinsured hereunder shall be participated in by RVL in the same proportion as its reinsurance bears to the total insurance under such policy.

2. For purposes of this Agreement (but not as a limitation on under paragraph 1), it is agreed that penalties, attorney's fees, and interest imposed automatically be statute against INVESTORS or original company and arising solely out of a judgement rendered against INVESTORS or original company in a suit for policy benefits reinsured hereunder shall be considered unusual expenses.


       10.04.006
3. In no event, however, shall the following categories of expenses or liabilities be considered for purposes of this Agreement as unusual expenses:

     (a)     routine investigative or administrative expenses;

     (b) expenses incurred in connection with a dispute or contest rising out of conflicting claims of entitlement to policy proceeds or benefits which INVESTORS admits are payable;

     (c) expenses, fees, settlements, or judgments arising out of or in connection with claims against INVESTORS or original company for punitive or exemplary damages; and

     (d) expenses, fees, settlements, or judgments arising out of or in connection with claims made against INVESTORS or original company and based on alleged or actual bad faith, failure to exercise good faith, or tortuous conduct.

4. Any assessments from guaranty funds paid by INVESTORS which are based on the gross premium writings of INVESTORS without reduction for premiums ceded under this reinsurance treaty shall be participated in by RVL in the proportion that reinsured premium under this treaty bears to the total gross premiums of INVESTORS. RVL may reduce its liability by its proportion of any amounts recoverable, such as reductions or rebates of taxes, licenses or fees, by INVESTORS due to guaranty fund assessments.

5. In the event that the amount of liability provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex, the reinsurance hereunder shall increase or reduce proportionately.

6.   Punitive Damages

     RVL does not indemnify and shall not be liable for any of the extra-contractual or punitive damages of INVESTORS or the extra-contractual or punitive liability of INVESTORS of any kind whatsoever resulting from, but not limited to: negligent, reckless or intentional wrongs; fraud; oppression; bad faith, or strict liability. The following liabilities are examples of liabilities that are excluded from this Agreement: damages for emotional distress and punitive or exemplary damages.

G.   POLICY CHANGES

1. If a change is made in the terms and condition of a policy issued by the original company including, but not limited to, a change in the current "cost of insurance" rates on the policy, or a change in the method used to calculate the reserves on the policy, and such change affects the risk reinsured hereunder in respect of such policy, INVESTORS shall notify RVL promptly of such change.

2. For purposes of this Agreement, any such change shall be deemed to be the issuance of a new policy form by the original company. RVL shall inform INVESTORS whether RVL will include such new policy form under this Agreement, or will terminate or modify the reinsurance hereunder in respect of such policy.

H.   ERRORS

       10.04.007
1. If either INVESTORS or RVL shall unintentionally fail to perform any obligation under this agreement or perform an obligation incorrectly, such error shall be corrected by restoring both INVESTORS and RVL to the positions they would have occupied had no such error occurred.

I.   AUDIT OF RECORDS AND PROCEDURES

1. RVL and INVESTORS each shall have the right to audit, at the office of the other, all records and procedures relating to reinsurance under this Agreement. Further, INVESTORS agrees to complete, at the reasonable request of RVL and in a manner acceptable to RVL a process confirming the existence of policies reinsured under this Agreement.

J.   ARBITRATION

1. It is the intention of the parties that the customs and usages of the business of reinsurance shall be given full effect in the interpretation of this Agreement. The parties shall act in all things with the highest good faith. A dispute or difference between the parties with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be decided by arbitration. The arbitrators are empowered to decide all questions or issues and shall be free to reach their decisions from the standpoint or equity and customary practices of the insurance and reinsurance Industry rather than from that of strict law.

2. To initiate arbitration, a party shall send by certified mail, return receipt requested, to the other party's home office a notice demanding arbitration. The notice shall include the issues for decision and the remedies sought. The party receiving the notice shall thereafter have thirty days within which to respond in writing.

3. There shall be three arbitrators who shall be active or retired officers of life insurance companies other than the contracting companies or their affiliates. Each of the contracting companies shall appoint one of the arbitrators and these two arbitrators shall select the third. In the event that either contracting company should fail to choose an arbitrator within thirty days after the response to the demand for arbitration, the other contracting company may choose two arbitrators, who shall in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty days following their appointment, each arbitrator shall nominate three candidates within ten days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

4. The arbitrators shall decide by a majority of votes and from their written decision there can be no appeal. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators decide otherwise.

K.   SPECIAL PROVISIONS

1. As long as the capital and surplus of INVESTORS is less than 5% of admitted assets, or $10 million if greater, INVESTORS shall obtain prior written approval from RVL before releasing assets by way of stockholder dividends or any other payments to a parent or affiliated company except for reasonable management expenses and fees.


       10.04.008
2. INVESTORS shall obtain prior written approval of RVL before selling off any of the subject business or ceding out any subject or other business within its normal retention.

3. INVESTORS shall place the assets corresponding to retained Reserve on the subject business in a separately identifiable account. The separately identifiable account shall include investment grade securities consistent with the investment strategy developed in accordance with paragraph 5 b) of this Section, and must exclude mortgages, real estate and affiliated investments of INVESTORS or its principal owners.

4. INVESTORS agrees to include within its Reserves the present value of any excess of its renewal expenses on the subject business over the renewal coinsurance allowance provided to INVESTORS under Schedule IV of this Agreement.

5. A Product Management Committee shall be formed to advise INVESTORS on product and investment issues. The Committee shall consist of 2 persons, one representing INVESTORS and one representing RVL with voting interests proportional to tie respective relative interests of the two parties in the subject business. On the issues listed below, each party shall have a veto:

     a) selection of an investment advisor to manage the funds of both parties; and

     b)      development of an investment strategy; and

     c)      development of a credited rate methodology; and

     d)      development of recommendations on credited interest rates.



     INVESTORS would not be bound to follow the advice of the Committee, but failure to do so would permit RVL to exercise its rights under paragraph 6 of this Article.

6. If INVESTORS should fail to follow any of the above provisions of this Article, RVL shall have the right to adjust the terms of the reinsurance

L.   INSOLVENCY

1. In the event of the insolvency of INVESTORS, all reinsurance shall be payable directly to the liquidator, receiver, or statutory successor of INVESTORS, without diminution or increase because of the insolvency of INVESTORS.

2. In the event of insolvency of INVESTORS, the liquidator, receiver, or statutory successor shall give RVL written notice of the pendency of a claim on a policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, RVL may investigate such claim and interpose in the name of INVESTORS (its liquidator, receiver or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which RVL may deem available to INVESTORS or its liquidator, receiver or statutory successor.


       10.04.009
3. The expense thus incurred by RVL shall be chargeable, subject to court approval, against INVESTORS as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to INVESTORS solely as a result of the defense undertaken by RVL. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreement as though such expenses had been incurred by INVESTORS.

4. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either INVESTORS or RVL with respect to this Agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

M.   PARTIES TO AGREEMENT

1. This is an Agreement for indemnity reinsurance solely between INVESTORS and RVL. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between RVL and the original company (if other than INVESTORS), the insured or the beneficiary under any policy reinsured hereunder, and the original company shall be and remain solely liable to such insured or beneficiary under any such policy.

2. This Agreement may not be assigned by either party without the written permission of the other party. However, RVL reserves the right to retrocede the reinsurance assumed under this Agreement.

N.      EFFECTIVE DATE

1.      The effective date of this Agreement is October 1, 1991.

O.      AGREEMENT

1. This Agreement represents the entire contract between INVESTORS and RVL and supersedes, with respect to its subject, any prior oral or written agreement.

P.      PAYMENTS UPON TERMINATION OF REINSURANCE

1. RVL will consider any request for recapture of the reinsurance hereunder by INVESTORS, and any payments upon termination may be negotiated at that time.

Q.      DURATION OF AGREEMENT

l. This Agreement may be terminated at any time by either RVL or INVESTORS upon ninety (90) days written notice with respect to reinsurance not yet placed in force.

2. At the end of any accounting period, this Agreement shall automatically terminate if none of the policies hereunder are in force.

R.      SEVERALTY OF PROVISIONS


       10.04.010
1. If any provisions of this Agreement be declared null and void by a regulatory authority in any jurisdiction within which either party operates, the remaining provisions shall nevertheless continue to have full force and effect.

>
S.      EXECUTION

                          IN WITNESS WHEREOF the said

                        INVESTORS INSURANCE CORPORATION
                                      of
                                   Delaware


                                 and the said

                   REPUBLIC-VANGUARD LIFE INSURANCE COMPANY
                                      of
                                 Dallas, Texas


have by their respective officers executed this Agreement (INVEOOO1) in duplicate on the dates shown below.

INVESTORS INSURANCE CORPORATION               REPUBLIC-VANGUARD LIFE
                                              INSURANCE COMPANY


/s/ Melvin c. Parker                          /s/Alan Ryder
By                                            Alan K. Ryder




President                                     Vice-President
Title                                         Title




12-13-91                                      12-13-91
Date                                          Date


Dallas, Texas                                 Dallas, Texas
Location                                      Location


                                              /s/Susan F. Powell
Witness                                       Witness








       10.04.011
T.      SCHEDULE

1.      SCHEDULE I

A.      CONTRACTS SUBJECT TO REINSURANCE

1. INVESTORS' Guaranteed Annuity flexible premium deferred annuity, policy forms and GA/IIC-0490-5 issued in Missouri on or after January 1, 1991, and

2. INVESTORS' Guaranteed Annuity flexible premium deferred annuity, policy forms and GA/IIC-0490-5 issued in other states on or after October I, 1991.

B.      SCHEDULE OF DOCUMENTS AND DECLARATIONS RELIED UPON BY RVL

1.      Third Quarter 1991 and full year 1990 Annual Statement of INVESTORS.

2. INVESTORS declares that there was no outstanding surplus relief reinsurance as of the date of execution.







































       10.04.012
II.     SCHEDULE II

A       COINSURANCE PERCENTAGES

Calendar Period of Issue        Jurisdiction    Quota Share Reinsured

1991 and later                     Missouri              80%

October 1, 1991 and later          Other                 80%


















































       10.04.013
Ill.    SCHEDULE Ill

A.      PART A. SUMMARY OF MONETARY TRANSACTIONS

l.      Initial Premium
2.      Gross Incurred Premium
3.      Premiums - other Reinsurance
4.      Net Incurred Premium [(2) - (3)]
5.      Policy Expense Allowances
5a.     Unusual Expenses
6.      Surrender Payments
7.      Annuity Benefits
8.      Annuity Benefits - other Reinsurance
9.      Net Annuity Benefit [(7) - (8)]
10.     Death Benefits
11.     Death Benefits - other Reinsurance
12.     Net Death Benefits [(10) - (11)]
13.     Total Reserve, End of Period
14.     Excess Interest Reserve, End of Period
15 Coinsurance Reserve, End of Period for policies with bail-out provisions
16. Coinsurance Reserve, End of Period for policies without bail-out provisions
17.     Total Coinsurance Reserve, End of Period



































       10.04.014
B.      PART B. SUMMARY OF MONETARY TRANSACTIONS

l.      Due REINSURER

                 Premiums (1) + (4)

                 Total Due REINSURER

2.      Due REINSURED

                 Policy Expense Allowances (5)
                 Unusual Expenses (5a)
                 Surrender Payments (6)
                 Net Annuity Benefits (9)
                 Net Death Benefits (12)

                 Total Due REINSURED

3.      Net Reinsurance Premium Due REINSURER 1 less 2








































       10.04.015
IV.     SCHEDULE IV

A.      POLICY EXPENSE ALLOWANCES
                                                               Allowance
                                    Allowance     and          as a % of
                                    as a % of                 End-of-Month
Issue Year                          Premium                  Account Value
1991                                  14.2%                      0.015%
Thereafter                            12.2%                      0.015%